Maiden Holdings, Ltd. Increases Quarterly Dividend Eight Percent

HAMILTON, Bermuda, Nov 10, 2009 (GlobeNewswire via COMTEX News Network) -- Maiden Holdings, Ltd. (Nasdaq:MHLD) today announced that its Board of Directors approved an eight percent increase in the common stock quarterly cash dividend, raising it from $0.06 to $0.065 per share of common stock. The dividend will be payable on January 15, 2010 to shareholders of record as of January 4, 2010.

Maiden Holdings, Ltd. is a Bermuda holding company formed in 2007 to offer customized reinsurance products and services to regional and specialty insurance companies in the United States and Europe.

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SOURCE: Maiden Holdings, Ltd.

Maiden Holdings, Ltd.
Hilly Gross
Ellen Taylor
441.292.7090
irelations@maiden.bm